Exhibit to Item 77I


On June 26, 2013, the Trust issued Class M Shares and Class I Shares of a new series of the Trust called the Metropolitan West Floating Rate Income Fund. A description of the Metropolitan West Floating Rate Income Fund is incorporated by reference to Post-Effective Amendment No. 44 to the Registration Statement as filed with the SEC via EDGAR on June 24, 2013 (Accession No. 0001193125-13-269004).